Exhibit 99.1

SiTime Reports First Quarter 2020 Financial Results

SANTA CLARA, Calif., May 6, 2020 – SiTime Corporation, (Nasdaq: SITM), a market leader in MEMS timing, today announced financial results for the first quarter ended March 31, 2020.

Net revenue in the first quarter of 2020 was $21.7 million, a 46.7% increase from the $14.8 million in the first quarter of 2019.

Generally Accepted Accounting Principles (GAAP) Results

Net loss for the first quarter of 2020 was $5.1 million, or $0.34 per diluted share.  Gross margins were 45.9%, operating expenses were 68.2% of revenue, and GAAP loss from operations was 22.3% of revenue.

Total cash and cash equivalents were $71.2 million at March 31, 2020.

Non-GAAP Results

This press release and its attachments include certain non-GAAP supplemental performance measures. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

SiTime believes that the presentation of non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to SiTime’s financial condition and results of operations. SiTime believes that these non-GAAP financial measures provide additional insight into SiTime’s ongoing performance and core operational activities and has chosen to provide these measures for more consistent and meaningful comparison between periods. These measures should only be used to evaluate SiTime’s results of operations in conjunction with the corresponding GAAP measures. The non-GAAP results exclude the effect of stock-based compensation and related payroll taxes.

The reconciliation between GAAP and non-GAAP financial results is provided in the financial statements portion of this release.

In the first quarter of 2020, non-GAAP net loss was $2.1 million, or $0.14 per diluted share. Non-GAAP gross margins were 46.1%, operating expenses were 54.8% of revenue, and non-GAAP loss from operations was 8.7% of revenue.

Conference Call

SiTime will broadcast its first quarter of 2020 financial results conference call today, May 6, 2020, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time), which can be accessed by calling +1-844-467-7657 and using conference ID 4128279. The conference call will also be available via a live webcast on the investor relations section of the SiTime website at investor.sitime.com. Please access the website at least a few minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay of the call will be available on the website for a limited period of time.

About SiTime

SiTime Corporation is a market leader in silicon MEMS timing. Our programmable solutions offer a rich feature set that enables customers to differentiate their products with higher performance, smaller size, lower power, and better reliability. With over 1.5 billion devices shipped, SiTime is changing the timing industry. For more information, visit https://www.sitime.com/.

SiTime Corporation
Unaudited GAAP Condensed Consolidated Statement of Operations

	Three Months Ended
	March 31, 2020	December 31, 2019
	(in thousands, except per share data)
Revenue	$21,742	$28,089
Cost of revenue	11,766	14,641
Gross profit	9,976	13,448
Operating expenses:
Research and development	7,024	5,949
Sales, general and administrative	7,808	6,469
Total operating expenses	14,832	12,418
Income (loss) from operations	(4,856)	1,030
Interest expense	(303)	(393)
Other income (expense), net	68	(13)
Income (loss) before income taxes	(5,091)	624
Income tax (expense) benefit	(2)	9
Net income (loss)	$(5,093)	$633
Net income (loss) attributable to common stockholder and comprehensive income	$(5,093)	$633
Net income (loss) per share attributable to common stockholder, basic	$(0.34)	$0.05
Weighted-average shares used to compute basic net income (loss) per share	15,010	12,214
Net income (loss) per share attributable to common stockholder, diluted	$(0.34)	$0.05
Weighted-average shares used to compute diluted net income (loss) per share	15,010	12,685

SiTime Corporation
Unaudited Reconciliation of Non-GAAP Adjustments
	Three Months Ended
	March 31, 2020	December 31, 2019
	(in thousands, except per share data)
Reconciliation of GAAP gross profit and margin to non-GAAP
Revenue	$21,742	$28,089
GAAP gross profit	9,976	13,448
GAAP gross margin	45.9%	47.9%
Stock-based compensation	56	36
Non-GAAP gross profit	$10,032	$13,484
Non-GAAP gross margin	46.1%	48.0%

Reconciliation of GAAP operating expenses to non-GAAP
GAAP research and development expenses	7,024	5,949
Stock-based compensation	(1,061)	(346)
Non-GAAP research and development expenses	$5,963	$5,603

GAAP sales, general and administrative expenses	7,808	6,469
Stock-based compensation	(1,857)	(997)
Non-GAAP sales, general and administrative expenses	$5,951	$5,472
Total Non-GAAP operating expenses	$11,914	$11,075

Reconciliation of GAAP income (loss) from operations to non-GAAP income (loss) from operations
GAAP income (loss) from operations	$(4,856)	$1,030
Stock-based compensation	2,974	1,379
Non-GAAP income (loss) from operations	$(1,882)	$2,409
Non-GAAP income (loss) from operations as a percentage of revenue	-8.7%	8.6%

Reconciliation of GAAP net income (loss) to non-GAAP net income (loss)
GAAP net income (loss)	$(5,093)	$633
Stock-based compensation	2,974	1,379
Non-GAAP net income (loss)	$(2,119)	$2,012
Weighted-average shares used to compute diluted net income (loss) per share	15,010	12,685

GAAP net income (loss) per share diluted	$(0.34)	$0.05
Non-GAAP adjustments detailed above	0.20	0.11
Non-GAAP net income (loss) per share diluted	$(0.14)	$0.16

SiTime Corporation
Unaudited GAAP Condensed Consolidated Balance Sheet
	As of
	March 31, 2020	December 31, 2019
	(in thousands, except share and per share data)
Assets:
Current assets:
Cash and cash equivalents	$71,248	$63,418
Accounts receivable, net	15,820	17,659
Related party accounts receivable	565	1,073
Inventories	14,159	11,911
Prepaid expenses and other current assets	3,179	5,601
Total current assets	104,971	99,662
Property and equipment, net	9,627	9,288
Intangible assets, net	3,663	4,489
Right-of-use assets, net	9,780	9,790
Other assets	173	162
Total assets	$128,214	$123,391
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$4,315	$3,869
Accrued expenses and other current liabilities	8,020	8,442
Loan obligations	50,000	41,000
Total current liabilities	62,335	53,311
Lease liabilities	7,865	7,940
Total liabilities	70,200	61,251
Commitments and contingencies
Stockholders’ equity:
Common stock	2	2
Additional paid-in capital	117,129	116,162
Accumulated deficit	(59,117)	(54,024)
Total stockholders’ equity	58,014	62,140
Total liabilities and stockholders’ equity	$128,214	$123,391

Investor Relations Contacts:

Shelton Group

Leanne Sievers | Brett Perry

949-224-3874 | 214-272-0070

sheltonir@sheltongroup.com

SiTime Corporation

Art Chadwick

Chief Financial Officer

investor.relations@sitime.com